October 18 , 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 20-F/A of our report dated October 13, 2017 relating to the financial statements of Scythian Biosciences Corp. (previously: Kitrinor Metals Inc). consisting of the statements of financial position as at December 31, 2016 and 2015, and the statements of comprehensive loss, statements of changes in equity and statements of cash flows for the years ended December 31, 2016, 2015 and 2014.

Yours truly,

/s/ MNP LLP